EXHIBIT 4.4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of this 29th day of January, 2008 between Belvedere SoCal, a California corporation and registered bank holding company (the “Company”) and Belvedere Capital Fund II L.P., a Delaware limited partnership(“Purchaser”).

RECITALS

WHEREAS the Company is the issuer of no par common shares (the “Shares”) which are quoted on the OTC Bulletin Board and  regarding which the Company files certain reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

WHEREAS the Company is preparing to issue up to $22 million of additional authorized but unissued Shares (the “Subject Shares”), and is willing and able to do so for the consideration and on the terms set forth herein;

WHEREAS the Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated by the Securities and Exchange Commission;

WHEREAS the Purchaser is the principal owner of the Company and is familiar with its business prospects, and is willing and able to make an investment in the Subject Shares at the price and on the terms set forth herein;

WHEREAS the proceeds from the sale of the Subject Shares will be used to fund the cash purchase price to be paid by the Company in its acquisition of Spectrum Bank, Irvine, California (the “Acquisition”); and

WHEREAS Purchaser has provided significant assistance to the Company in connection with the structuring, formulation, analysis and negotiation of the Acquisition.

NOW, THEREFORE, in consideration of the foregoing, the covenants and consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement with capitalized initials, unless the context clearly requires a different meaning, each of the following terms shall be given the meaning ascribed to it in this article, as follows:

“Acquisition” shall have the meaning given such term in the recitals.

“Act” means the Securities Act of 1933, as amended.

“Business Day” means a day other than Saturday or Sunday when all or substantially all banks in California are open for business. The term shall exclude (1) every legal holiday established as such by the laws of the United States or the State of California, and (2) any other day on which banking institutions in San Francisco are authorized or obligated by law or by federal order to close.

“Closing” means the consummation of the transaction contemplated by this Agreement, as set forth in Section 2.2.

“Closing Date” means the date on which the Closing occurs, determined pursuant to Section 2.2.

“Company” shall have the meaning given such term in the first paragraph of this Agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Law” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

A “party” shall mean the Company or the Purchaser.

“Per Share Purchase Price” shall have the meaning given such term in Section 2.1.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned entity or any other person or organization which may be given standing as a person in any court located in the United States of America.

“Purchaser” shall have the meaning given such term in the first paragraph of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Shares” shall have the meaning given such term in the recitals.

“Subject Shares” shall have the meaning given such term in the recitals.

ARTICLE II
PURCHASE AND SALE OF SHARES; TRANSACTION FEE

Section 2.1.  Purchase and Sale of Shares. Upon and subject to all the terms and conditions of this Agreement, the Company agrees to sell, and the Purchaser agrees to purchase, at the Per Share Purchase Price, a number of  Shares equal to 22 million divided by the Per Share Purchase Price.  The Per Share Purchase Price shall be equal to the average of the daily closing bid prices of a Share as reported on the OTC Bulletin Board during the 5 consecutive trading sessions prior to the Closing (as defined below), whether or not trades occurred on those days.

Section 2.2.  Closing. The closing of this transaction (the “Closing”) shall take place at the offices of the Company, One Maritime Plaza, Suite 825, San Francisco, California, simultaneously with the closing of the Acquisition (“Closing Date”).

Section 2.3.  Delivery and Payment. At the Closing, the Company shall deliver to the Purchaser a certificate or certificates, in such reasonable denominations as the Purchaser may have designated, and registered in the name of the Purchaser, representing the number of Subject Shares the Purchaser is acquiring in the transaction. At the same time and place, the Purchaser shall deliver $22 million by wire transfer of immediately available funds to an account designated by the Company.

Section 2.4.  Restricted Securities. Purchaser understands that the Subject Shares have not been registered with the SEC pursuant to the Act and therefore have the status of “restricted securities,” which may not be sold or otherwise disposed of unless such sale or disposition has been registered with the SEC or is exempt from the registration requirement. Purchaser shall not sell or otherwise dispose of the Subject Shares without such registration or exemption, and until such time as the Subject Shares have been registered with the SEC, the Company shall direct its Secretary and transfer agent to refuse to transfer any of the Subject Shares on the records of the Company without receiving evidence reasonably satisfactory to the Company that such transfer is exempt from the registration requirement. All certificates representing the Subject Shares, whether upon original issuance or upon transfer (as, if and when permitted hereby and by applicable Law)  shall be endorsed with a legend giving notice of the transfer restriction to prospective purchasers, in form as follows:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 2.5.  Transaction Fee.  In consideration of the services rendered by Purchaser to the Company in the Acquisition, the Company shall pay at the effective time of the Acquisition to the Purchaser a transaction fee equivalent to two percent (2%) of the total consideration paid to the Spectrum Bank shareholders, which is estimated to be approximately $740,000.

ARTICLE III
PURCHASER’S WARRANTIES AND REPRESENTATIONS

To induce the Company to enter into this Agreement, the Purchaser hereby warrants and represents as follows:

Section 3.1.  Standing and Capacity.  Purchaser has the capacity and all necessary power and authority necessary to enter into this Agreement and perform all its obligations hereunder.

Section 3.2.  Authority of Purchaser. The execution and delivery by Purchaser of this  Agreement and the consummation of the transactions contemplated by both have been duly and validly authorized by all necessary corporate or other organizational action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Neither the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof, will: (a) violate any provision of its charter documents; or (b) violate any Law applicable to Purchaser or any of its properties or assets. No consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Purchaser, and no consent of any Person, is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

Section 3.3.  Compliance with Obligations.The execution and delivery by the Purchaser of this Agreement do not, and the performance by the Purchaser of its obligations hereunder and the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, any material agreement or instrument to which it is a party or which is binding on it or on its assets.

Section 3.4.  Consents and Approvals.All consents, approvals, authorizations and orders of Governmental Entities or other third parties required for the Purchaser to execute and deliver this Agreement and to purchase the Subject Shares, and otherwise to consummate the transactions contemplated hereby, have been obtained.

Section 3.5.  Litigation.There is no legal action, suit, investigation or proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or its assets which could materially and adversely affect its ability to perform or observe any obligation or condition under this Agreement.

Section 3.6.  Investor Qualifications. Purchaser is an “accredited investor” as defined by SEC Rule 501(a). Purchaser is experienced at evaluating and investing in companies of the same type as the Company, and has had the opportunity (a) to discuss the Company’s business, management and financial affairs with executives of the Company, (b) to study publicly available information about the Company and its industry as well as to review and study the books and records of the Company and the Bank, and (c) to seek the advice and reports of stock analysts, brokers, investment advisers, industry consultants, attorneys, accountants, and other experts about the value of the Subject Shares and the risks and benefits of an investment therein.

Section 3.7.  Investment Intent. Purchaser is purchasing for its own account, for investment purposes, and not with any intention to resell, assign, transfer or otherwise distribute the Subject Shares except as allowed by SEC Rule 144 or in an offering registered with the SEC under the Act.

Section 3.8.  Financing. Purchaser has funds available to it to consummate the purchase of the Subject Shares as contemplated by this Agreement.

Section 3.9.  No Brokers. Purchaser has not employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement so as to give rise to any valid claim against the Company for any brokerage commission, finder’s fee or similar compensation.

Section 3.10.  No Reliance. Purchaser is relying entirely on its own research, investigation and analysis to support its decision to purchase the Subject Shares.

Section 3.11.  Absence of FDIC insurance.  Purchaser acknowledges that the Subject Shares are not deposits of any bank and are not insured by the Federal Deposit Insurance Corporation or any Governmental Entity.

ARTICLE IV
TERMINATION

Section 4.1.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company; or

(b) by either such Purchaser or the Company in writing  if the Closing shall not have occurred on or before the Closing Date.

ARTICLE V
MISCELLANEOUS

Section 5.1.  Further Assurances.Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.2.  Survival of Provisions.Unless  provisions indicate an intention that an agreement is intended to survive Closing, all the covenants, representations and warranties of the parties contained in this Agreement shall expire upon the Closing, without prejudice to any claim for breach thereof which may have arisen before that time. All the provisions of this Article shall survive either Closing or termination.

Section 5.3.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Section 5.4.  Injunctive Relief.The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement in any court of the United Statesor any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity. The party seeking injunctive relief shall not be required to prove actual damages to obtain relief.

Section 5.5.  Entire Agreement; Amendment.   This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby. No agreements, understanding, representations or assurances shall have any effect unless set forth herein. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

Section 5.6.  Counterparts. This Agreement may be executed by the parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Neither party shall be bound by this Agreement unless and until both parties have duly executed a counterpart hereof.

Section 5.7.  Notices.Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given when delivered by hand or by confirmed facsimile transmission, on the second Business Day after a writing is consigned (delivery charges prepaid) to a commercial overnight courier, and on the fifth Business Day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

If to Company:	Belvedere SoCal
One Maritime Plaza, Suite 825
San Francisco, California 94111

with a copy to:	John F. Stuart, Esq. Reitner, Stuart & Moore 1319 Marsh Street San Luis Obispo, CA 93401

If to Purchaser:	Belvedere Capital Fund II L.P. One Maritime Plaza, Suite 825 San Francisco, California 94111

or to such other address as either party may, from time to time, designate in a written notice given in a like manner.

Section 5.8.  Waivers. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 5.9.  Submission to Jurisdiction; Consent to Service of Process. With respect to any claim arising out of this Agreement, (a) the Company and the Purchaser each irrevocably submits to the nonexclusive jurisdiction of the courts of the State of California and the United States District Court located in the City and County of San Francisco, and (b) the Company and the Purchaser each irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; provided, however, that nothing in this Section 5.9 shall be deemed to preclude either the Company or the Purchaser from bringing an action or proceeding in respect of any such agreement in any other jurisdiction.

Section 5.10.  Successors and Assigns. Except insofar as transfer of the Subject Shares is restricted by this Agreement or by Law, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives.  No third party is intended to have any rights by reason of, or to enforce, any provision of this agreement.

Section 5.11.  Governing Law.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.

BELVEDERE SOCAL	BELVEDERECAPITALFUNDII L.P.

By: _____________________________	By: _____________________________
Name/Title	Name/Title